Exhibit 99.1

FOR IMMEDIATE RELEASE	March 24, 2025
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. COMPLETES ACQUISITION OF TWO NEW JERSEY MANUFACTURED HOME COMMUNITIES

FREEHOLD, NJ, March 24, 2025........ UMH Properties, Inc. (NYSE: UMH; TASE: UMH) closed on the acquisition of two age-restricted manufactured home communities, located in Mantua, New Jersey, for a total purchase price of $24.6 million. These communities contain 266 developed homesites, of which 100% are occupied. They are situated on approximately 38 acres.

Samuel A. Landy, President and Chief Executive Officer, commented, “We are pleased to complete the acquisition of Cedar Grove Park and Maplewood Village. These are two high-quality stabilized communities that contain all modern, homeowner occupied, manufactured homes. These communities are well-located near Philadelphia and experience strong demand for sales. This deal is expected to be accretive to earnings with additional upside through the brokerage of home sales. We continue to seek acquisitions that meet our growth criteria and anticipate additional acquisitions as we progress through the year.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 141 manufactured home communities, containing approximately 26,500 developed homesites, of which 10,300 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 141 communities are two communities in Florida, containing 363 sites, that UMH has an ownership interest in and operates through its joint venture with Nuveen Real Estate.

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